DOUBLELINE EQUITY FUNDS

SECOND AMENDMENT

TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of December 16, 2014, to the Fund Administration Servicing Agreement (the “Agreement”) dated as of March 11, 2013, as amended November 20, 2013, is entered into by and between DOUBLELINE EQUITY FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Section 11. Term of Agreement; Amendment shall be superseded and replaced with the following Section 11.

11. Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect through December 31, 2017. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE EQUITY FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Ronald Redell	By:	/s/ Michael R. McVoy
Name: Ronald Redell		Name: Michael R. McVoy
Title: President		Title: Executive Vice President